Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

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Dan: Hi everybody. I guess it is time to get going again. I hope you enjoyed your lunch and had cookies for the afternoon. It is now our pleasure to introduce Dynegy who has had a tremendous amount of activity this year and lots of good things going on. With that, Holli Nichols, please.

Holli Nichols: Thanks Dan. As Dan mentioned, really, if you have not followed Dynegy much, it has been a story of a company going through restructuring and now heading into a growth phase, and we spent the better part of three years restructuring the company and that started in late 2002, and then it took us into the better part of the first half of last year, and our focus was really around divesting of assets, reducing our debt level, and simplifying our capital structure that had actually become quite complex and difficult to manage over time, and at the same time, one of the things we focused on was refocusing our efforts around one business line, which was the power generation business. And because of all of those efforts what it positioned us to do then was to sign up the transaction with LS Power last fall to almost double our megawatts, which was a meaningful change for us, and it really sets us up now to participate, I think, in what will be further sector consolidation. So, with that, I will jump in.

Great forward-looking statements here that my attorney would love for me to go through in detail with you, but as you can imagine, we will be talking about forward-looking comments, so take note of the safe harbor language. But if we think about the LS Power transaction and what it has done for us, there were many reasons that we pursued this particular transaction, and I am going to try to take you through each of those today to some extent.

And first, it is the diversification in assets that this particular…by adding these two portfolios together provided for us, and so we take our baseload coal fleet, which has significant value today as well as the gas-fired peakers that we have, which are value for the future, and you combine those with the combined-cycle fleet of LS Power. It really now gives us our ability to have assets all along the dispatch curve, so baseload, intermediate as well as peaking. In addition to the diversity that this creates from a fuel as well as dispatch perspective, it also has a presence back out on the West Coast for us again. So now, we will have scale and scope and three key markets being the Northeast, the Midwest, and the West. So, at the end of the day what this transaction provides for us is free cash flow accretion, and that will be in the very near term, and I will talk about that in just a moment. It also adds some stability to the portfolio to the asset mix that I just described, and again, I think that this does prepare us to now be a player that has a meaningful role as we continue through consolidation.

So, where are we in being able to close this transaction? As you can see by the various check marks up here, we have been able to make our way through the regulatory process

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relatively quickly. We have gone through the HSR process, the New York PSC as well as FERC, and what our current priority is, it is having our S-4 declared effective with the SEC, and we are in that enjoyable process of the comment period where they lob questions and comments back to us, we respond, and you go back and forth for a little while. So, we expect that to wrap up relatively quickly, and then that S-4 will actually be the basis for our proxy materials that we will mail out for shareholder meetings, but right now, we anticipate being toward the latter part of March. And one of the things that you will note up here is that this does require a two-third vote and that is different than the more typical simple majority, and that is a carryover of the fact that we are incorporated in Illinois based on a prior acquisition that we had versus Delaware. And so, one of the things that will be important to us is a lack of a vote is a ‘no vote’. So, we need to make sure that people show up to vote. We do not have a significant retail base. So, from a risk perspective, we are not terribly concerned, but just to make sure that we have belt and suspenders here, we will have a full court press with the proxy solicitors trying to assure that currently hold shares, you will be getting phone calls I am sure, and so we will be very aggressive and active in that process. But overall, things are going very well and we would expect to be able to close the transaction either the last week of March or first week of April.

So, what do we look like on a combined basis? Fairly different than what Dynegy has looked like in the past, in the sense of meaningful cash flow. So, you will see here that we will have operating cash flow of 600 to 700 million and free cash flow of 415 to 515 million, and then EBITDA, in excess of billion dollars, and a positive net income which we have not seen in some time because of the restructuring effort of $190 to $255 million. And this does reflect a full year of Dynegy and nine months of LS Power.

And going forward, we will have these three operating segments, which is a little different than what we had in the past. Again, Midwest, West, and Northeast, and we are adding the West because of the significant position that LS Power adds on the West Coast. Now, the Midwest will continue to be a significant driver of our earnings and cash flow just because it does continue to have the majority of the megawatts in our portfolio.

And before leaving this slide, the one thing I would note that included in the other segment is our G&A, and as you may know, last year’s G&A in 2006 was about 140 million. We are expecting 2007 to be about 160 million, and that is because we are committed to continuing to focus on managing our cost. Even with this transaction, we think we can minimize any incremental G&A in overhead type cost as we go forward.

So, I have talked a little bit about diversification and that being a reason for this transaction. The other primary factor in the very near term is the free cash flow accretion that this transaction adds for us, and, typically, I think people generally will start with EBITDA because that is a good proxy for cash flow, and so what we have laid out here is the relative contribution of LS for nine months and Dynegy for 12 months, it is about a 75:25 mix, Dynegy versus LS Power from an EBITDA perspective.

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So, the next step you need to take is looking at the portfolios and the capital spend program associated with the gas fleet versus the coal fleet. So, when you make that transition and you take into account the capital program, you will see that from a free cash flow perspective, that contribution is more like a 50:50, and so that is something that we will continue to monitor maintenance cost and work through those, but that is obviously a factor that you need take into account when you thinking about this EBITDA and free cash flow, but the key message here is that it is accretive to the company in 2007 to the tune of $0.12 to $0.15 per share.

I mentioned earlier G&A, and here you will see graphically that what is happening is we are going to be able to increase our megawatts by over 70%, but our G&A will move up only less than 15%, and that is because we will have very little incremental cost. We will add a couple of dozen people at the corporate level that will help us secure fuel and dispatch and account for the activities, but outside of that, we do not anticipate having other incremental costs. And this is something that we think is repeatable and this is why we think that consolidation of the sector makes sense because this is a story that we have been telling for several years now that we have a platform, that we have an ability to grow the business without having a definite increase in cost and this is our opportunity to now execute on that and prove that.

I think one of the last factors on the LS transaction and why its meaning for us is the impact that it has on our volatility as it relates to changes in gas prices. In 2006, a dollar change in gas would have had a $50 million change or impact on our EBITDA. That was about 10%. As you think about 2007, a dollar change in gas is still only about $50 million impact on EBITDA, so that is only about 4% of EBITDA. A portion of that is driven by the fact that the LS Power portfolio has for 2007, 75% of their operating margin has been contracted and then in addition to that, Dynegy has taken a little bit different stance in how it entered 2007 such that on a combined basis, the operating margin in our guidance was 50% of that was already contracted. Whereas when we entered 2006 as a company, only about a third of our margins had been contracted. So, we will continue a hedging philosophy on our coal fleet that says sell the current year plus one and on the combined-cycle fleet, we will probably maintain a similar hedge profile that LS Power has right now, 75% hedged in 2007, working its way down to about 50% hedged in 2010. So, as the contracts roll off, we would probably likely maintain that general shape, and I think we would probably enter each year at about 50% hedged.

Now, it is probably plus or minus based in our views of the marketplace, so I think it is a bit of a shift when you add this combined portfolio together. And again, what I want to make sure we are clear on that is the reason that we have taken that approach compared to some of our peers is that we do believe that the power markets fundamentally are recovering and that will manifest itself through higher power prices, increased spark spread because you will see the heat rates on assets increasing, so the average heat rate will increase. So, we do not want to sell so far forward that we lose the opportunity to participate in that market recovery.

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Now, this slide, I will just quickly go through it because all it really does is graphically show you how our sensitivity to gas price has manifested itself, and so if you work across the gas price from $6 to $10, you will see EBITDA plotted of $975 million to $1.175 billion. What I would highlight though is the height of the yellow trapezoid and what is driving that range. We obviously can be impacted by things other than gas prices and that is what that is meant to capture. So, with things like your in-market availability, O&M cost, ancillary services, those types of factors that can either positively or negatively influence our EBITDA as we go forward. So again, I think the key message is you follow commodity prices; a dollar change in gas is about 4% of our EBITDA.

The next few slides are going to focus on our capital spend program, and this is in reaction to a request from various investors to try to provide more detail and more information as you go through a modeling process, and I think it is also helpful because it will help you start to distinguish between peer companies, especially those that have a significant coal portfolio as part of their fleet, and you will find that companies, you can start to buck at them and to those that have completed a PRB conversion and reduce emissions that way, those that have already implemented baghouses, scrubbers, and the like, and then those that are just starting that process.

So, I will tell you where Dynegy is at. We have completed our PRB conversion in Illinois at a cost of almost $300 million over the last several years, and in addition to that, we have installed other environmental equipment of over $200 million and that is outside of the consent decree that we entered into with the EPA in Illinois almost two summers ago. In connection with that, we have already spent about $50 million. So, in total, over half a billion dollar investment in environmental equipment around our particular fleet.

Now, going forward, that will be driven more by the consent decree, and that is something we will be working toward by 2012, and we have a very specific spend program associated with that, and I would say it is a very comprehensive plan. It includes the contract for the actual equipment as well as the labor. So, we will continue to be sensitive to some changes in global commodity prices, but overall, this is the number that has been fairly sticky. We will continue to update it if necessary.

And I think one of the key takeaways again is, we are committed to putting the equipment in place that will help us start to manage some of the environmental issues we have. What we have done to date, it reduced our emission significantly, 87%, 88% for NOx and SOx emissions. We have a mercury plan for Illinois already in place, and at the same time being able to reduce these emissions, we have been able to increase our productivity at some of the plants as well. So, we are taking this as an opportunity as well versus some additional costs for the company.

The more recent question we have been getting is around, ‘What does it cost to maintain a CCGT fleet?’ And the flippant answer is, well, you know, it all depends. And so, what we tried to do here is to put a little bit more detail around that. I think the best way to think about it is it will be fairly driven by runtime as you might expect and so our thoughts are that there will be a major maintenance required about every 24,000 hours.

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So, we have done an example up here, and if you assume that 50% capacity factor, that would need about every five years, you are going to have a plant that needs to undergo a fairly major maintenance and an overhaul there. So, it is one of the things that it will be unlike the Dynegy portfolio where you have seen our maintenance profile be 120, 150 million of maintenance capex year to year very predictable. This will be much more choppy and it will just depend on runtime as we move forward, and this may give you at least a lit bit better sense as you think about modeling on the capital spend program.

So to wrap up, those of you that follow Dynegy know that we really like our to-do list and we have yet another here. Three priorities that we are focused on - the first is being ready to integrate Dynegy with LS Power on day one. The last thing we want to have happen is to try to run two parallel businesses, have the duplicate cost, and that defeats the purpose of one of the primary drivers of this transaction, which is to drive that cost. So, we are well on our way. We have been very focused for the last five months and working through this, and we believe by the end of the quarter, we will be in a position to fully integrate these two businesses.

The second item relates to our capital structure. We have worked very hard over the last several years to simplify our capital structure. This tends to complicate it a bit again, certainly not to the level of where we have been in the past, but we are working very feverishly on how to establish the right capital structure that minimizes our cost, does have a focus on simplicity, but also maximizes our flexibility of the company to continue to pursue the growth opportunities and the consolidation that we see in the marketplace, and that is something that we will be in a position later in March or early April to be able to provide a little more granularity on our views and thoughts about what that capital structure will look like.

The third item relates to rationalizing the portfolio. As I mentioned earlier, we are going to have very competitive positions in the Midwest, the Northeast, and the West, and if you look at the map, then that leaves a few assets that do not quite fit within the range there, and you may have seen where we announced an agreement to sell the Calcasieu plant to Entergy last week at $56.5 million for that particular peaking plant. And then, the other assets that we will be looking to participate in an auction process with will be the Lyondell facility, which is a combined-cycle facility in Texas. We will also package with that the Heard County facility in Georgia and the Bluegrass facility in Kentucky, and that is something that we need to be very focused on because we think there is an opportunity that we will be able to execute on the rationalization of those assets by the end of 2007. And if we do all these things well, we think we will have created the near-term, medium-term, and long-term value for our shareholders. And in the near term, we will have delivered a free cash flow accretive transaction. In the medium term, we think we will have added some stability to the portfolio by mitigating some of the various risks by having different geographic, dispatch, steel pipe to the portfolio, and then lastly, and importantly, we think we will be positioned for growth. That will be either through build programs with the development pipeline that LS Power adds to the business or through further consolidation, and we do think that that will be a theme for the next several years

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and that there will be multiple rounds of consolidation and we want to be an active player in that process.

So with that, I will turn it over to Q&A.

Male Speaker: Oh, I guess I can start it off. It is on the consolidation conversation where you ended your conversation. What is the time horizon that you think you can say you can digest LS and get the cost in line and the overhead in place if you are so comfortable going for another transaction?

Holli Nichols: Sure. I think we need to go out and execute on a couple of quarters and show that we can achieve the cost savings that we have laid out, have some announcement on our asset sale programs that are nearing completion. So, toward the end of this year, I think we will be in a position to start refocusing our attention and our efforts to think about the next step.

Male Speaker: I guess there is one other question related to the LS development program there, a little more color on potential timing of when the assets that are in the announcement stage, any comments that you want to give on implementing some of them?

Holli Nichols: Sure. If you think about the charts that we have included in your materials, there are about 10 projects included in there and the one that is furthest along is the Sandy Creek Project coal power project in Central Texas, and it has received all the air permits, water permits and the like and licenses. Now, there is one of those permits that is under appeal by an agency and they have actually gone back to the State of Texas to question the process. That is something that we expect to have more definitive information on here in the first quarter and assuming that that goes the way that we think it will, we would be in a position then to go through and start eliminating some of the other risks around the project, EPC contract, they are looking at all types of agreements and the like, but that is a project that I think it has certainly an opportunity to break ground in 2007.

The next project in Georgia is not very far behind Sandy Creek from that perspective and that is a ‘07-‘08 sort of project, I think if we think about it. The ones after that, we need to get a little bit further along before I think we could start talking to those, and as you know the one project that is under construction is the Plum Point Project in Arkansas and that was financed with project finance structure, and it made a lot of sense for that particular facility, and I think that what you will see going forward is that likely the best structure where it is the most economic for these sorts of projects when you have significant offtake agreements and the cost or capital associated with that, you can drive down through a project financing structure. So, no decisions have been made on that that have committed in one way or the other. So, it seems to be a process that works well and so I do not know that we are going to try to re-invent the wheel around that.

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Male Speaker: It seems like temperature adjusted power demand growth was not necessarily all that strong, in fact, might have been flat in 2006, but what are some assumptions you are using going forward for long-term growth rate and let’s say average gigawatt hour or just peak power?

Holli Nichols: I think that most of the data points would still look to see a 1% growth in demand across the nation and certainly, that is going have pockets of differences, but I think that we still are very emphatic about the fact that the supply and demand margins are starting...that reserve margin is starting to decrease and we will continue to see that over the next couple of years such that in the regions that we operate, the 2009-2010 timeframe, that will become quite tight, and then in areas like California, it is really something that is already quite tight because of their dependence on hydro and such. So, we do believe that the margins will continue to come down and that will obviously then, in our view, impact power prices that will impact which plants are coming on line such that it does drive the overall heat rate, average heat rate up, and again, increasing the spark spread.

Female Speaker: Holli, I have a question about the $275 million junior sub note, that you are paying LS as part of the transaction. Do you intend to refinance that with debt at Dynegy or what are your long-term plans for that note?

Holli Nichols: Right, the note being referenced is part of the transaction. In addition to shares being traded as currency with LS Power, they will receive a $100 million in cash and a $275 million note, that would be issued by Dynegy Inc., and I think that that is something that we are looking at as part of the overall capital structure that makes sense for us and that will be something that we will be able to provide a lot more information on towards the end of the month.

Female Speaker: I have two other quick questions. First, are RPM payments included in your guidance and also, if you are going to refinance Plum Point, when do you think you will do that?

Holli Nichols: And what was the first question? I am sorry, I did not hear the first part of the question.

Female Speaker: You have a couple of plants in PJM, and I am wondering if they are going to be receiving RPM payments and if that is included in your guidance?

Holli Nichols: We do have anticipated capacity market assumptions in our guidance figures for 2007, and then with regard to Plum Point and refinancing around that, we think there is an opportunity, something that we are looking at today. There have been more contracts placed on that facility since the initial financing that was put in place over a year ago. So, we think that there is an opportunity to improve on that and that is something that we would really have ourselves focused on in the second quarter to close when something there if it is available.

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Female Speaker: Thank you.

Male Speaker: Thank you.

Holli Nichols: Okay, great. Thanks for the time today.

END

This transcript contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forwardlooking statements.” You can identify these statements, including those relating to Dynegy’s 2007 financial estimates, by the fact that they do not relate strictly to historical or current facts. Management cautions that any or all of Dynegy’s forward-looking statements may turn out to be wrong. Please read Dynegy’s annual, quarterly and current reports under the Securities Exchange Act of 1934, including its 2005 Form 10-K, as amended, and first, second and third quarter 2006 Form 10-Qs for additional information about the risks, uncertainties and other factors affecting these forward-looking statements and Dynegy generally. Dynegy’s actual future results may vary materially from those expressed or implied in any forward-looking statements. All of Dynegy’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, Dynegy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy has filed a preliminary proxy statement/prospectus, as amended, with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the preliminary proxy statement/prospectus, as amended, and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov. Copies of the final proxy statement/prospectus, once it has been filed with the SEC, will also be available, free of charge, on the SEC’s web site, and on Dynegy’s web site at www.dynegy.com and

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may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants are included in the preliminary proxy statement/prospectus, as amended, and other relevant documents filed with the SEC when they become available.